Exhibit 3

FOR IMMEDIATE RELEASE

May 9, 2005

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Dividend Policy Revision

     Nissin Co., Ltd. (the “Company”) announces that the Company has revised its dividend policy to one that is more closely linked to consolidated performance. This revision was made to further increase company value and management transparency.

     Until now, the Company’s dividend policy has been one of paying dividends that are both stable and reflective of profitability. It has, therefore, had a basic policy of paying shareholder returns based on a 15~20% dividend payout rate versus non-consolidated results. Considering, however, that in recent years emphasis has shifted to consolidated results as an indicator of group management performance, the Company determined that its dividend policy, should also be changed to one based on consolidated results.

     Additionally, the Company is pursuing capital and operational tie-ups to expand its relationships with companies offering synergies in the Company’s core business of providing credit to the businesses, and its related unrealized gains on marketable securities now amount to ¥13.3 billion. Because of its purpose for holding these securities, the Company, in principle, will not record gains by selling these securities. Consequently, the Company believes that its profits were being held to relatively low levels compared to those of companies recording profits from venture capital activities, and that shareholder dividends, too, were being depressed. The Company, therefore, determined that it was necessary to increase its dividend payout ratio.

     Specifically, this means:

1.	The new dividend policy will target a 30% payout ratio versus consolidated net income and will be implemented beginning with the half-year and year-end dividends for the fiscal year ended March 31, 2006 (the 47th fiscal year).

2.	In recognition of the warm support of shareholders, the year-end dividend for the fiscal year ended March 31, 2005 (the 46th fiscal year) will be based on the new dividend policy and set such that the dividend payout ratio will be 30% versus consolidated net income.

* The dividend payout ratio is the percent of net income devoted to the payment of dividends.

     The Company also expects various IPOs of tie-up partners in this fiscal year. Moving forward, the Company will continue to pursue capital and operational tie-ups and take advantage of business expansions and IPOs on the part of tie-up partners to increase the profits from its own core business, and enhance shareholder value.

Statements About Future Projections

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject of various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;
•	competition from large consumer finance companies and other financial institutions;
•	our exposure to negative publicity about the consumer or business finance industries generally or us specifically;
•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;
•	the growing variety of legal means with which debtors can seek protection from creditors;
•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	the reliability of information or technological systems and networks;
•	the influence of our president and his family over important decisions;
•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and
•	regulations and increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.